UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2023

HELIOS TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Florida	0-21835	59-2754337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7456 16th St E
Sarasota, Florida		34243
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 941 362-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.001 Par Value	HLIO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tricia L. Fulton, Executive Vice President, and Chief Financial Officer of Helios Technologies Inc. (the “Company”) notified the Company of her decision to retire, effective at the end of day on August 8, 2023.

In connection with her retirement, to effectuate a smooth transition of Ms. Fulton’s duties, and to provide advisory assistance with future strategic growth, the Company has executed an Advisory and Transition Agreement and Release (the “Advisory Agreement”) in exchange for certain restrictive covenants, as well as a bi-weekly fee of Forty-Thousand Dollars ($40,000.00), less any applicable tax and withholdings for a period of one year. The foregoing description of the Advisory Agreement is qualified in its entirety by reference to the Advisory Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On July 18, 2023, the Company announced that Sean P. Bagan has been appointed to succeed Ms. Fulton as Chief Financial Officer on August 9, 2023 (“Effective Date”).

Mr. Bagan, age 47, joins Helios after serving Polaris Inc., a global leader in powersports and off-road innovation (“Polaris”), in various roles for 23 years. Most recently, Mr. Bagan served as Vice President, Finance – Business Unit CFO for International & Shared Services for Polaris from January 2020 to the present and as Vice President, Finance and Chief Financial Officer for Polaris’ business unit, Transamerican Auto Parts from April 2018 to January 2020. Prior to his service at Polaris, Mr. Bagan served as Senior Auditor at Arthur Anderson from July 1998 to July 2000. He earned his B.A. double major in Accounting and Management from St. John’s University in Minnesota. Mr. Bagan also holds a General Management Certificate from Cambridge University's Judge Business School in England, along with a Certified Public Accountant (Inactive) Certificate from the state of Minnesota.

In connection with his appointment, Mr. Bagan will be entitled to an annual base salary of $440,000. In addition, under the Company's incentive plans, his short-term incentive ("STI") target will be 65% of his base salary and his long-term incentive ("LTI") target will be 140% of his base salary, with 50% allocated to time based restricted stock units ("RSUs"), and 50% allocated to performance based restricted stock units ("PRSUs"). Additionally, the Company intends to grant Mr. Bagan an award of 4,000 RSUs on or about the Effective Date, and he will be entitled to a one-time cash relocation amount of $30,000. Mr. Bagan’s sign-on award of RSUs is intended to offset the cost of temporary housing expenses for a period of six months. Mr. Bagan will also be eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to employees of the Company.

In connection with Mr. Bagan’s appointment, Mr. Bagan will enter into the Company's standard form Indemnification Agreement and Executive Officer Continuity Agreement, on the Effective Date. In addition, the Company and Mr. Bagan will enter into the Executive Officer Severance Agreement (the "Severance Agreement") on the Effective Date. The Severance Agreement provides for certain benefits to be paid to Mr. Bagan in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. Pursuant to the terms of the Severance Agreement, upon an "Involuntary Termination of Employment" (as defined in the Severance Agreement), Mr. Bagan is entitled to a continuation of his annual base salary for 12 months, a payment equal to 100% of the target value at the time of grant of his current year STI award, and continuing medical benefits, at Company expense, for Mr. Bagan and his family for a period of 12 months.

To receive the payment and benefits under the Severance Agreement, Mr. Bagan must, among other things, execute a customary release and comply with customary restrictive covenants set forth in his agreements with the Company. Further, Mr. Bagan will enter into certain restrictive covenants consistent with the Company's standard form that are contained in the Restricted Stock Unit and Stock Option Agreement. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement, a copy of which will be filed as an exhibit to our Quarter Report on Form 10-Q for the period ending September 30, 2023.

There are no arrangements or understandings between Mr. Bagan and any other person pursuant to which he was appointed as an officer and director of the Company. Mr. Bagan does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Mr. Bagan has a material interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1+	Advisory and Transition Services & Release Agreement between the Company and Tricia Fulton, dated July 17, 2023 (filed herewith).

99.1	Press release dated July 18, 2023 announcing the retirement of Tricia L. Fulton and appointment of Sean P. Bagan as successor.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Executive management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HELIOS TECHNOLOGIES, INC.

Date:	July 18, 2023	By:	/s/ Josef Matosevic
Josef Matosevic President and Chief Executive Officer